UNITED STATES DISTRICT COURT
                DISTRICT OF CONNECTICUT

- - - - - - - - - - - - - - - - - - - - - - - - - - - x

ECHLIN INC.,                                          :


            Plaintiff and                             :
            Counterclaim Defendant,                      Civil Action No.:
                                                      :
      - against -                                        98-CV-0635 (GLG)
                                                      :

SPX CORPORATION,                                      :

            Defendant and                             :
            Counterclaim Plaintiff.
                                                      :
- - - - - - - - - - - - - - - - - - - - - - - - - - - x

             ECHLIN INC.'S MEMORANDUM OF LAW IN OPPOSITION TO
                SPX'S MOTION FOR PRELIMINARY INJUNCTION AND
                 IN SUPPORT OF ECHLIN'S MOTION TO DISMISS
                COUNTS I, II AND IV OF SPX'S COUNTERCLAIMS


                                     TYLER COOPER & ALCORN, LLP
                                     205 Church Street
                                     New Haven, Connecticut 06510
                                     (203) 784-8200

                                            -and -

                                     DAVIS POLK & WARDWELL
                                     450 Lexington Avenue
                                     New York, New York 10017
                                     (212) 450-4000

                                     Attorneys for
                                       Plaintiff and Counterclaim Defendant
                                       Echlin Inc.


                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Table of Authorities...................................................     ii

Preliminary Statement..................................................      1

Counter-Statement of Facts..............................................     6

ARGUMENT  -- SPX'S MOTION FOR A PRELIMINARY
             INJUNCTION SHOULD BE DENIED AND
             COUNTS I, II AND IV OF SPX'S
             COUNTERCLAIMS SHOULD BE
             DISMISSED.................................................     24

      I. NO LIKELIHOOD OF SUCCESS
         ON THE MERITS................................................      25

         A. The "Client Proxies" Submitted by
            ADP Proxy Services Were Invalid
            on Their Face..............................................     25

         B. Count II of SPX's Counterclaims --
            For Breach of Fiduciary Duties --
            Must Be Dismissed..........................................     33

     II. LACK OF SUBJECT MATTER
       JURISDICTION....................................................     34

    III. NO IRREPARABLE HARM...........................................     37

     IV. BALANCE OF HARDSHIPS..........................................     39

CONCLUSION.............................................................     40


                             Table of Authorities

                                     Cases
                                                                          Page
                                                                          ----

Alkire v. Interstate Theatres Corp.,
   379 F. Supp. 1210 (D. Mass. 1974)....................................    35

American Hardware Corp. v. Savage Arms Corp.,
   136 A.2d 690 (1957).................................................     28

Aprahamian v. HBO & Co.,
   531 A.2d 1204 (Del. Ch. 1987)........................................    32

Arnold v. Society for Savings Bancorp, Inc.,
   678 A.2d 533 (Del. 1996)...........................................   4, 33

Blasius Indus., Inc. v. Atlas Corp.,
   564 A.2d 651 (Del. Ch. 1988)...............................  21, 26, 27, 31

Burford v. Sun Oil Co.,
   319 U.S. 315 (1943)..............................................  4, 35-36

Codos v. National Diagnostic Corp.,
   711 F. Supp. 75 (E.D.N.Y. 1989)......................................    35

Concord Fin. Group Inc. v. Tri-State Motor Transit Co.,
   567 A.2d 1 (Del. Ch. 1989)...........................................    27

CRTF Corp. v. Federated Dept. Stores, Inc.,
   683 F. Supp. 422 (S.D.N.Y. 1988)..................................    33-34

Emerald Partners v. Berlin,
   C.A. No. 9700, 1995 WL 600881 (Del. Ch. Sept. 22, 1995).............     33

ER Holdings, Inc. v. Norton Co.,
   735 F. Supp. 1094 (D. Mass. 1990)...................................     32

Erie R. Co. v. Tomkins,
   304 U.S. 64 (1938)..................................................     35

First African Trust Bank Ltd. v. Bankers Trust Co.,
   No. 92 Civ. 4900 (RPP), 1992 WL 276833 (S.D.N.Y. Sept. 28, 1992)....  5, 38

Friedman v. Revenue Management of New York, Inc.,
   38 F.3d 668 (2d Cir. 1994).......................................  4, 35-36

Friedman v. Revenue Mgmt. of New York, Inc.,
   839 F. Supp. 203 (S.D.N.Y. 1993), aff'd on other grounds,
   38 F.3d 668 (2d Cir. 1994)........................................    34-35

Hilton Hotels Corp. v. ITT Corp.,
   978 F. Supp. 1342 (D. Nev. 1997), aff'd mem.,
   116 F.3d 1485 (9th Cir. 1997)........................................    32

ICN Pharmaceuticals, Inc. v. Khan,
   2 F.3d 484 (2d Cir. 1993).............................................   25

In re English Seafood (USA) Inc.,
   743 F. Supp. 281 (D. Del. 1990).......................................   35

International Banknote Co., Inc. v. Muller,
   713 F. Supp. 612 (S.D.N.Y. 1989)....................................     31

Itar-Tass Russian News Agency v. Russian Kurier, Inc.,
   ___ F.3d ___, 1998 WL 153011 (2d Cir. Apr. 3, 1998).................     36

Jackson Dairy, Inc. v. Hood,
   596 F.2d 70 (2d Cir. 1979)...........................................    25

Kresel v. Goldberg,
   111 Conn. 475, 150 A. 693 (1930).................................     3, 28

Langner v. Brown,
   913 F. Supp. 260 (S.D.N.Y. 1996).....................................    36

Mainiero v. Microbyx Corp.,
   699 A.2d 320 (Del. Ch. 1997).....................................     3, 21

Norlin Corp. v. Rooney, Pace Inc.,
   744 F.2d 255 (2d Cir. 1984)..........................................    32

Pennsylvania v. Williams,
   294 U.S. 176 (1935).................................................     35

Preston v. Allison,
   650 A.2d 646 (Del. 1994).......................................   4, 27, 28

Radol v. Thomas,
   772 F.2d 244 (6th Cir. 1985).........................................    33

Romanella v. Hayward,
   933 F. Supp. 163, 165 (D. Conn. 1996),
   aff'd, 114 F.3d 15 (2d Cir. 1997)....................................    33

Schnell v. Chris-Craft Indus. Inc.,
   285 A.2d 437 (Del. 1971).............................................    32

Sheppard v. Beerman,
   18 F.3d 147 (2d Cir. 1994)...........................................    33

Shoen v. Amerco,
   885 F. Supp. 1332 (D. Nev. 1994).....................................    32

Unitrin, Inc. v. American General Corp.,
   651 A.2d 1361 (Del. 1995)............................................    32

Von Seldeneck v. Great Country Bank,
   No. CV89029886S, 1990 WL 283729 (Conn. Super. Oct. 5, 1990).....     passim

Williams v. Sterling Oil of Oklahoma, Inc.,
   273 A.2d 264 (Del. 1971)...........................................      27


                        Statutes, Rules and Regulations

C.G.S.A. Section  33-696...........................................     passim

C.G.S.A. Section  33-697(a)........................................   4, 34-35

C.G.S.A. Section  33-708...........................................      25-28

28 U.S.C. Section  1332............................................         35

28 U.S.C. Section  1367............................................         36

Fed. R. Civ. P. 12(b)(6)...........................................         33

Fed. R. Civ. P. 12(c)..............................................      1, 33

Fed. R. Civ. P. 12(h)(3)...........................................         34


                               Other Authorities

11A Charles A. Wright, et al., Federal Practice and Procedure,
  Section 2946 (1995).................................................   6, 39

C.G.S.A. Section  33-697, M.B.C.A. Official Comment No. 1..............     34

C.G.S.A. Section  33-708. M.B.C.A. Official Comment No. 3.........    3, 27-28

               ECHLIN INC.'S MEMORANDUM OF LAW IN OPPOSITION TO
                  SPX'S MOTION FOR PRELIMINARY INJUNCTION AND
                   IN SUPPORT OF ECHLIN'S MOTION TO DISMISS
                  COUNTS I, II AND IV OF SPX'S COUNTERCLAIMS

       Plaintiff and counterclaim defendant Echlin Inc. ("Echlin"), by its undersigned attorneys, respectfully submits this memorandum of law in opposition to the motion of defendant and counterclaim plaintiff SPX Corporation ("SPX") for a preliminary injunction, and in support of Echlin's motion to dismiss Counts I, II and IV of SPX's counterclaims.(1)

--------------------
(1) Documents and excerpts from deposition testimony in this action that are referred to in this memorandum are attached to the accompanying Declaration of Dennis E. Glazer dated May 4, 1998 ("Glazer Decl."). In addition to these materials, Echlin incorporates by reference the complaint in this action, the Declaration of Jon P. Leckerling dated April 13, 1998 ("Leckerling Decl."), the Declaration of Joseph J. Morrow dated April 13, 1998 ("Morrow Decl.") and the memorandum that accompanies those declarations in support of Echlin's motion for a preliminary injunction in this action. Echlin's motion to dismiss Count II of SPX's Answer and Counterclaims is based upon the allegations of the pleadings themselves. See Fed. R. Civ. P. 12(c).


                             PRELIMINARY STATEMENT

       SPX's motion for a preliminary injunction is truly one of the most extraordinary displays of corporate hubris in the history of proxy contest litigation. SPX has blundered its way into submitting clearly invalid demands from people who were, by SPX's own admission, beneficial owners of shares on a date other than the undisputed record date of February 17, 1998, a record date that SPX itself established.

       The numerous errors in SPX's solicitation effort -- which are discussed in detail below -- include poor advice from SPX's outside counsel (prohibiting SPX's proxy solicitors from making a simple telephone call to prepare for the planned solicitation), miscommunications to crucial third parties by SPX's proxy solicitors (instructing ADP Proxy Services to use an erroneous February 18th record date and confusing The Depository Trust Company regarding the issuance of an omnibus proxy), inexcusable neglect (including not returning telephone calls to DTC and not correcting its incorrect instructions to ADP Proxy Services), and misplaced pride and arrogance (refusing to correct the glaring errors made -- to this day, SPX has not asked ADP Proxy Services to correct the mistake resulting from SPX's faulty instructions).

       Having caused this comedy of errors, SPX now attempts to invoke this Court's equity powers to save it from the results of its own flawed solicitation effort, in the process ignoring controlling principles of Connecticut law, see Von Seldeneck v. Great Country Bank, No. CV 89-29886S, 1990 WL 283729 (Conn. Super. Oct. 5, 1990), and the most basic rule of corporate governance -- that only persons who own shares as of a record date are entitled to participate in corporate actions as of that date, see C.G.S.A.
Section 33-696(b). Indeed, SPX's own proxy solicitor concedes that the record date is the "Bible" for determining the shareholders that are entitled to vote. See Cornwell Dep. at 135-36. .

       SPX's contention that Echlin has somehow disenfranchised its shareholders by not accepting these facially invalid demands is entirely misplaced. To the contrary, acceptance by Echlin of the purported demands submitted by SPX -- which show on their face that they are from beneficial owners as of the wrong date -- would have resulted in disenfranchisement of those Echlin shareholders who held shares on February 17th, the correct record date. As one witness in this case observed, SPX is arguing for a result which would be the equivalent of permitting New York citizens to vote in a Connecticut state election. See Morrow Dep. at 213. The voters who would be disenfranchised in that situation are the citizens of Connecticut, since New York citizens have no entitlement to vote in such a contest even if they move to Connecticut the day after the election. Here, Echlin could only accept demands submitted by Echlin shareholders who held on the record date of February 17th, and the purported demands submitted by those whose demands indicate that the held their shares on any other date must be rejected. SPX's motion for a preliminary injunction should be denied.

       First, SPX turns a blind eye to Echlin's responsibility to ensure that only those purported demands submitted by Echlin shareholders who are entitled to vote -- those as of the "record date" -- are counted, see C.G.S.A. Section 33-696(b), and that under Connecticut law demands giving rise to a reasonable doubt about their validity cannot be counted. See C.G.S.A. Section 33-708(c). Connecticut law unquestionably holds that the validity of purported shareholder demands or proxies is to be determined from the face of the instruments themselves and from the regularly maintained books and records of the corporation. See Von Seldeneck v. Great Country Bank, No. CV 89-29886S, 1990 WL 283729 (Conn. Super. Oct. 5, 1990); see also Kresel v. Goldberg, 111 Conn. 475, 478, 150 A. 693, 695 (1930). This "face of the proxy" rule is accorded special deference in contests for corporate control, as the official commentary to Section 33-708(c) of the Connecticut Business Corporation Act explains: "In a proxy fight or other contested issue, the possibility of illegal or unauthorized execution is greatly increased, and a more cautious attitude should therefore be adopted." See C.G.S.A. Section 33-708, M.B.C.A. Official Comment No. 3; see also Mainiero v. Microbyx Corp., 699 A.2d 320, 325 (Del. Ch. 1997) (same).

       It is undisputed that the face of the demands submitted by ADP Proxy Services indicate that a record date of February 18, 1998 was used, a date that is obviously different from the undisputed record date of February 17th. See Glazer Decl., Exhs. 10, 12; see also SPX Mem. at 3; Kearney Dep. at 93-94; Cornwell Dep. at 82; Giommetti Dep. at 26, 43 (ADP representative). Discovery has demonstrated that this error is attributable to SPX -- and only to SPX -- because it resulted from a poor decision by SPX and an erroneous instruction given by SPX's proxy solicitor, D.F. King & Co., Inc., that the record date that ADP Proxy Services should use in obtaining demands from beneficial owners
of Echlin shares was February 18th.  See Giommetti Dep. at 26, 77.   SPX has
never attempted to correct this faulty instruction. See Cornwell Dep. at 83-84.

       Under Great Country, and the cases upon which the Great Country court relied, those facially invalid demands were properly rejected as a matter of Connecticut law. Indeed, even if it were possible to look behind these invalid demands as SPX urges (which it is not), under Connecticut law both Echlin and the courts are prohibited from doing so to determine whether this error by SPX and its advisors had a material effect on the submission of demands. See Great Country, 1990 WL 283729 at *6; Preston v. Allison, 650 A.2d 646, 649 n.3 (Del. 1994) (court barred from considering extrinsic evidence). Because as both a legal and factual matter SPX has not shown -- and cannot show -- a likelihood of success on the merits on this issue, its motion for a preliminary injunction must be denied.(2)

--------------------
       (2) In addition, to the extent that SPX seeks this Court's intervention to direct a special meeting of Echlin shareholders, SPX's motion must be denied because SPX has not alleged any actionable claim in its Answer and Counterclaims upon which such a motion can be grounded. Count II of SPX's counterclaims, purportedly for "breach of the fiduciary duties of Echlin's board and management," names only the corporate entity itself, "Echlin Inc.," as a defendant, and therefore must be dismissed as a matter of law. See, e.g., Arnold v. Society for Savings Bancorp, Inc., 678 A.2d 533, 539-40 & n.16 (Del. 1996) (corporation cannot be liable for director's alleged breach of fiduciary duty). Further, because Connecticut law vests jurisdiction over disputes concerning the calling of a special meeting of shareholders in the Connecticut state courts, see C.G.S.A.
Section 33-697(a), Counts I and IV of SPX's counterclaims should be dismissed for lack of subject matter jurisdiction or, in the alternative, this Court should abstain from exercising subject matter jurisdiction over those claims under Burford v. Sun Oil Co., 319 U.S. 315 (1943). See Friedman v. Revenue Management of New York, Inc., 38 F.3d 668, 671 (2d Cir. 1994).

       Second, SPX's assertions of irreparable injury are without merit, particularly given that SPX's current predicament is entirely of its own making. Michael Giommetti of ADP Proxy Services testified at his deposition that on February 17th he was called by D.F. King & Co., SPX's proxy solicitors, and was instructed "To establish a record date on [February] 18th." See Giommetti Dep. at 26; see also id. at 77. Neither in that conversation nor at any time thereafter did D.F. King & Co. notify ADP that, in fact, the actual record date for submission of demands was February 17th, not February 18th as D.F. King & Co. had mistakenly instructed. See id. at 48-52; see also Cornwell Dep. at 82-84. One witness in this case testified that this "major screw up" was the most "bizarre" mistake he had seen in his thirty-six years as a professional proxy solicitor. See Morrow Dep. at 98,
183. Moreover, even today there is no impediment hindering SPX from taking steps to cure the mistakes of its advisors. No by-law change or charter amendment is at issue in this case. To the contrary, any delay occasioned by the delivery to Echlin of invalid demands arises solely from SPX's own flawed actions, not from any conduct of Echlin, its directors or its officers. In such circumstances, judicial intervention is entirely unwarranted. See, e.g, First African Trust Bank Ltd. v. Bankers Trust Co., No. 92 Civ. 4900 (RPP), 1992 WL 276833 (S.D.N.Y. Sept. 28, 1992).

       Finally, contrary to SPX's contentions, the balance of hardships tips decidedly in favor of Echlin and its shareholders, requiring that SPX's motion be denied. If SPX's request that this Court call a special meeting of Echlin shareholders is granted, Echlin will be forced to give effect to demands submitted by the wrong population of beneficial owners. Such a result would truly disenfranchise the population entitled to vote, since the actual beneficial owners on the record date would not be the group that had its opinion on the issue given effect. In comparison, SPX faces little harm if its motion is denied. At worst, SPX would need to cure -- or attempt to cure -- the glaring errors in its previous solicitation effort by correcting its false and misleading public statements and seeking demands from the Echlin beneficial owners who are truly entitled to vote. Contrary to SPX's intimations on this motion, Echlin has erected no barrier to prevent that from occurring. Indeed, the conditions to the exercise of the shareholder franchise are unchanged from what they were on February 17, 1998, when SPX first announced its intentions. Thus, the only hardship that SPX will face if its motion is denied is that SPX will have to cure its mistakes and undertake an effort to attempt to detemine if Echlin's shareholders as of February 17th are willing to submit demands for a special meeting. SPX's argument about the delay occasioned by SPX's own blunders are of no moment, and the time that has passed is attributable solely to SPX's actions and its conscious decision not to attempt to fix its mistakes. A party seeking equity must do equity. See 11A Charles A. Wright, et al., Federal Practice and Procedure, Section 2946
(1995). This Court's equity powers should not be invoked merely to assist a party that refuses to admit it has made mistakes.

       In sum, upon consideration of the actual facts -- as opposed to the skewed and unsupported view of the world propounded in SPX's motion papers -- SPX's charges of "entrenchment" and "disenfranchisement of shareholders" are revealed for what they are: a smokescreen to deflect the Court's attention from SPX's own shortcomings in conducting its flawed demand solicitation. SPX's motion for a preliminary injunction should be denied.


                          COUNTER-STATEMENT OF FACTS

       Now that expedited discovery has been taken in this action, a summary of the relevant facts can be gleaned from the testimonial and documentary record -- as opposed to the erroneous and discredited assertions made in the Affidavit of John W. Cornwell of D.F. King upon which SPX premised its motion.

A.    SPX Prepares for Its Announcement
      and Discusses its Plans with Others

       In December 1997, SPX management decided to pursue an unsolicited proposal for the combination of SPX and Echlin. See Cornwell Dep. at 12-14. On February 6, 1998, at a regular meeting of the SPX board of directors, SPX management obtained the approval of the SPX board "to take all actions necessary or desirable to facilitate consummation of the Proposed Business Combination, including, without limitation, making a demand on Echlin, and soliciting such demands from other shareholders of Echlin . . . ."  See Glazer
Decl., Exh 1 at D 0049. The stated reason for such a special meeting would be "for the purposes of removing the current members of the Echlin Board and electing [SPX's] nominees in their place . . . ."  Id.

       By the time that the SPX board adopted this resolution, SPX and its advisors already had begun drafting a proposed merger agreement and other materials, see Kearney Dep. at 43, and the work on those and other documents continued up to February 17th. A host of outside advisors were involved in the work in the weeks leading up to the public announcement of SPX's intentions and the execution of the first Echlin shareholder demand on February 17, 1998. Id. at 37-44.

       During that period, SPX's financial advisors CIBC Oppenheimer made calls to a number of other financial institutions to describe the transaction that SPX wanted to pursue and to determine if those financial institutions desired to participate in its financing. See Kearney Dep. at 70. On or before February 13, 1998, SPX also contacted Merrill, Lynch, Pierce, Fenner
& Smith Incorporated, the largest retail brokerage firm in the United States, and informed Merrill Lynch that SPX would soon be seeking to call a special meeting of Echlin shareholders. See Kearney Dep. at 53; see also Glazer Decl., Exh. 5 at 2-3.

B.    SPX Fails to Contact ADP Proxy Services

       Despite all of this activity during the week ending on Friday, February 13th, however, one important call that SPX and its advisors failed to make was to ADP Proxy Services. See Kearney Dep. at 53. SPX's failure to contact ADP Proxy Services before it submitted its demand to call a special meeting of Echlin shareholders, on February 17th, contributed to the SPX blunder that ultimately resulted in the invalidity of a large number of the purported demands it would submit to Echlin on March 25th.

       ADP Proxy Services, a division of Automatic Data Processing Inc., serves as "a mailing agent hired by bank and broker organizations to mail proxy and related material to shareholders," see Giommetti Dep. at 11, to compile the returns submitted by such beneficial owners to their brokers and then to deliver that compilation to an issuer or another person that is soliciting proxies or demands, see Morrow Dep. at 56. Most brokerage houses and similar institutions retain ADP Proxy Services to perform these "back office" functions, see Morrow Dep. at 56, because those firms and the customers of those firms are "street name" holders and are not listed on the books and records of the corporations in which they beneficially own shares, see Urist Dep. at 11, and therefore they will not otherwise be provided an opportunity to respond to solicitations seeking their vote or action.(3)

--------------------
       (3) Many of the financial institutions that are clients of ADP Proxy Services are "participants" in the "book entry" securities system maintained
and administered by The Depository Trust Company ("DTC").   See Cornwell Dep.
at 97; Morrow Dep. at 57. The shares of an issuing corporation that are beneficially owned by those participants (whether held for the firms' customers or for the firms' own account), appear on the books and records of the issuing corporation only under the name of Cede & Co. ("Cede"), DTC's nominee. As is also true of Echlin and SPX, DTC has no way to know the ultimate beneficial owners of the shares that DTC, through Cede, holds of record. See Urist Dep. at 11, 23.

       Because of its arrangements with a large number of firms that are DTC "participants," ADP Proxy Services can assemble, confidentially, a list of the beneficial owners of a given stock as of a given record date by making an electronic request to all of its financial institution clients to provide the names and addresses of their customers who are the ultimate beneficial owners of those shares on that record date. See Giommetti Dep. at 16-17, 35, 63. In proxy solicitations, therefore, proxy solicitors regularly use ADP Proxy Services to solicit and internally tabulate the proxies, consents or demands submitted from these beneficial owners. See Morrow Dep. at 56.

       In order to gather the information necessary to assemble a list of beneficial owners, ADP Proxy Services must be provided with a record date for creating its list, and ADP obtains that record date from the proxy solicitor of the person seeking shareholder action. See Giommetti Dep. at 24; Morrow Dep. at 65-66. Generally, ADP Proxy Services requires that it be notified of a desired record date by 4 p.m. the preceding business day -- which in this case would have been Friday, February 13th -- although ADP has the ability to assemble a list of beneficial owners for a record date that has already passed without any extra delay, see Giommetti Dep. at 18; see also Cornwell Dep. at 70.

       This initial call to ADP Proxy Services does not require a party to disclose purportedly confidential information relating to the reasons for its call. To the contrary, the only information that must be conveyed is a request to ADP Proxy Services to establish in its computer system a record date for an identified corporation's registered stock. See Giommetti Dep. at 79-80. D.F. King & Co. knew of this ADP requirement, see Cornwell Dep. at 70, and advised SPX's outside counsel that, to permit solicitation from beneficial owners as of the true record date, SPX should either provide ADP advance notice to establish a record date in its system, see Cornwell Dep. at 71-72, or, in the alternative, should delay submitting its demand for a special meeting of Echlin shareholders (which, under Connecticut law, set the record date) until after SPX had publicly announced its proposal, id. at 20-21.
Aviva Diamant, a corporate partner, and other lawyers at SPX's outside counsel Fried, Frank, Harris, Shriver & Jacobson summarily vetoed both of these suggestions.(4) See Cornwell Dep. at 20-21, 71-72. As a result, D.F. King & Co. did not place its initial call to ADP Proxy Services until after SPX had publicly announced its intentions, and after SPX had arranged for the first demand for a special meeting to be signed, on Monday, February 17th.

--------------------
       (4) The ostensible reason for Fried Frank's instruction not to contact ADP Proxy Services in advance, purportedly to preserve the confidentiality of SPX's plans, is difficult to reconcile with the many other communications about those plans that SPX and its advisors had with Merrill Lynch and a variety of other financial institutions in the weeks prior to February 17, 1998. Indeed, if anything, one would think that permitting CIBC Oppenheimer to speak with other financial institutions about the details of financing for the SPX proposal, or permitting SPX representatives to contact Merrill Lynch, the largest retail brokerage firm in the United States, would be more likely to jeopardize the confidentiality of a "proposed business combination" than would contacting the "back office" representatives at ADP Proxy Services on a "no names" basis at 4 p.m., after markets have closed.

C.    SPX Directs ADP Proxy Services
      to Use the Wrong Record Date

       On Monday, February 17, 1998, SPX delivered to Echlin a package of materials including a letter to the Echlin board of directors from SPX's chairman and chief executive officer, John B. Blystone, setting forth SPX's proposal for a business combination of SPX and Echlin. See Glazer Decl., Exhs. 2; 3. SPX simultaneously issued a press release describing Mr. Blystone's letter and stating that on that date SPX was submitting a demand to Echlin to call a special meeting of Echlin shareholders for the purpose of ousting the incumbent Echlin directors and replacing them with five SPX designees. See Glazer Decl., Exh. 4.

       On the same date, Cede & Co., the nominee of DTC, acting at the instructions of its participant Merrill Lynch, on behalf of SPX, executed a written demand to call a special meeting of Echlin shareholders on behalf of 714,100 shares of Echlin common stock held of record by Cede & Co. and beneficially owned by SPX. See Glazer Decl., Exh. 7. There is no dispute that this demand letter was validly executed by a holder of Echlin shares as of the record date. In fact, the care and attention SPX devoted to obtaining the issuance of its demand stands in stark contrast to other glaring failures to comply with the same requirements with respect to demands from other Echlin shareholders.

       Under Connecticut law, the execution of this Cede & Co. demand letter on February 17, 1998 established that date as the record date for determining the shareholders of Echlin who were entitled to submit demands in support of the special meeting. See C.G.S.A. Section 33-696(b). The parties agree that February 17, 1998 is the record date in this case. See Kearney Dep. at 85;
SPX Answer and Counterclaims, Paragraph  72.

       That day, after SPX had made its announcement, Tom Long, one of SPX's proxy solicitors, contacted Michael Giommetti at ADP Proxy Services for the purpose of establishing a record date in ADP Proxy Service's computer system. See Giommetti Dep. at 23-25. Mr. Giommetti was D.F. King & Co.'s principal point of contact at ADP Proxy Services at the time. See Cornwell Dep. at 69. During his deposition in this action, Mr. Giommetti recounted the conversation in the following questions and answers:

       Q. So Mr. Long informed you that the record date was the 17th. What did you say?

       A.    No, that's not correct.

       Q.    What's not correct?

       A.    That Mr. Long notified me that the record date was the 17th.

       Q.    What did Mr. Long tell you?

       A.    To establish a record date on the 18th.

       Q.    Did he mention at all the date February 17?

       A.    No.

                                   * * *

       Q.    Again, just to be clear, there was no mention of the 17th?

       MR. TROPP: Objection.

       A. We may have talked about the 17th in regards to the weather or something, so I wouldn't want to say to you absolutely we did not discuss the 17th.

             But if you're asking me did he tell me the record date was the 17th, no.

Giommetti Dep. at 26, 34.

       As a result of the faulty instructions he received from Mr. Long, Mr. Giommetti programmed the ADP system to obtain from ADP's brokerage firm and bank clients the names and addresses of their customers who were beneficial owners of Echlin shares as of February 18th. See Giommetti Dep. at 26-27, 49. According to Mr. Giommetti's testimony, no one from SPX or its advisors ever called Mr. Giommetti to correct this error or to ask ADP to obtain and use a list of such beneficial owners as of February 17th, the true record date. Id. at 52. Instead, Mr. Giommetti next heard from Mr. Long on the subject around the time of the filing of this action, during which conversation Mr. Long admitted that "the record date was actually the 17th and he [Mr. Long] had set up the record date of the 18th with me," see Giommetti Dep. at 51, but Mr. Long still made no request that ADP take steps to correct the error that had resulted from those faulty instructions. See Giommetti Dep. at 48-51.

       Although he was not personally involved in any of these conversations, Mr. Cornwell of D.F. King & Co. asserted his belief that on February 17th, another one of his colleagues told someone at ADP Proxy Services that the true record date was February 17th. See Cornwell Dep. at 75. Not only is this second-hand testimony directly contradicted by the unambiguous testimony of Mr. Giommetti, D.F. King & Co's principal contact person at ADP, but it also cannot be squared with Mr. Giommetti's testimony that Mr. Long called him after this action had been filed and conceded that D.F. King & Co. had provided ADP Proxy Services with the wrong record date. See Giommetti Dep. at 51.

       While again conceding that he had no personal knowledge on the subject, Mr. Cornwell asserted that ADP Proxy Services input a record date of February 18th into its system because D.F. King & Co. had not contacted ADP earlier to pre-establish a record date of February 17th. See Cornwell Dep. at 75. Mr. Giommetti, the ADP witness who does have personal knowledge of the facts, testified that even when a request to establish a record date is made to ADP Proxy Services on the record date itself, ADP Proxy Services is able to obtain from its brokerage and bank clients a list of the beneficial owners of the identified stock as of the correct date, without any additional delay. See Giommetti Dep. at 18-19, 28. Subsequent to his erroneous affidavit in this case, Mr. Cornwell acknowledged that such a procedure is available, see Cornwell Dep. at 86, and also conceded that no representative of D.F. King & Co. or SPX ever sought to correct the February 18th record date that ADP was using to the correct record date of February 17th. See Cornwell Dep. at 81-84.

       Mr. Cornwell's excuse for this glaring oversight, that the record date used by ADP Proxy Services is somehow "extraneous," see Cornwell Dep. at 161, is not only wrong as a matter of law but is also directly and forcefully contradicted by Mr. Cornwell's own sworn testimony in a similar situation. During a hearing in 1995 before the U.S. District Court for the Southern District of Ohio, Mr. Cornwell testified as follows:

       Q. What significance generally does a record date have in your business?

       A. A great deal of significance. It's the date for determining the stockholders entitled to notice of and to vote at meetings of shareholders. It's the date pursuant to which proxy materials are mailed. It's also the date that lists are compiled which are used by inspectors of election in determining votes at meetings of shareholders.

       Q. And what function does a record date have as a corporate meeting occurs?

       A. What function does it have? It serves to provide -- well, it's a cutoff date. It's -- it determines stockholders entitled to notice of and to vote at a meeting. It determines beneficial owners who will be receiving proxy mailings and, as I said before, it determines the list, the inspectors' Bible, so to speak, to determine whether votes are entitled to be cast, and [are] in fact cast."

See Cornwell Dep. at 135-36 (emphasis added). Given his firm's obvious and crippling blunders in this instance, it is perhaps not surprising that Mr. Cornwell now attempts to downplay the importance of the record date. In light of his prior, contradictory testimony when his own conduct was not at issue, however, Mr. Cornwell's current assertion that the record date is "extraneous" is neither supportable as a matter of law nor credible.

D.    Echlin Offers to Mail SPX's Solicitation
      Materials to Echlin Shareholders

       On February 17th, along with Mr. Blystone's letter to the Echlin board of directors, SPX's General Counsel Christopher J. Kearney delivered to Jon P. Leckerling, the General Counsel and Secretary of Echlin, a letter requesting that, pursuant to SEC Rule 14a-7, Echlin elect to either provide SPX with a list of all of the record holders of Echlin shares or to mail SPX's solicitation materials (including proxy statements, forms of proxy and other soliciting materials to be furnished by SPX) to the record holders of Shares. Glazer Decl., Exh. 6. By letter dated February 23, 1998, Mr. Leckerling informed SPX that Echlin had "elected, pursuant to Rule 14a-7(b)(2) under the Exchange Act, to mail the solicitation materials to the Company's stockholders on your behalf and at your request . . . ."  See Glazer Decl., Exh. 8.

       At his deposition in this action, Mr. Kearney testified that although he received Mr. Leckerling's response, which had extended Echlin's offer to mail the SPX solicitation materials to Echlin's shareholders on SPX's behalf, SPX ultimately decided to use ADP Proxy Services for that purpose instead. See Kearney Dep. at 79-81. Mr. Cornwell of D.F. King & Co. testified during his deposition that the decision not to permit Echlin to mail SPX's materials was made by SPX's outside counsel. See Cornwell Dep. at 172-73.

E.    SPX Compounds its Errors By Providing Confusing
      Instructions to Cede & Co. About Issuing an Omnibus Proxy

       During discovery, Carl H. Urist, Vice President and Deputy General Counsel of DTC, provided testimony regarding the procedures DTC follows in issuing an omnibus proxy in connection with demand or proxy solicitations. Mr. Urist has been a DTC lawyer for nearly 23 years and, among other functions, he oversees the DTC proxy department. See Urist Dep. at 7.

       In his deposition, Mr. Urist testified that -- contrary to SPX's contentions in this action -- Cede & Co. (DTC's nominee) will provide an omnibus proxy to the issuer at either the issuer's request or the request of any other interested party, including a shareholder involved in a proxy contest. Id. at 28-29. DTC will do this whenever it "becomes aware that voting rights are available with respect to a record date," which can occur "when we are contacted by the issuer, who has initiated a proceeding, or a procedure that gives rise to voting rights, or a shareholder of the issuer,
who has initiated a proceeding that gives rise to voting rights."  Id.   As
Mr. Urist explained, DTC ordinarily becomes aware of the existence of voting rights (and the need to file an omnibus proxy with the issuer) "by receiving soliciting materials from the issuer or the shareholder," at which time DTC "will file the omnibus proxy with the issuer."(5) Id. at 29.

--------------------
       (5) Mr. Urist further explained that "the reason we file [the omnibus proxy] with the issuer, even though a shareholder may have initiated the proceeding is because the security position listing is attached to the omnibus proxy, and that is only available to the issuer." Id. at 29. This is no surprise to SPX and its advisors. Indeed, in a March 25, 1998 letter from John W. Cornwell of D.F. King & Co., Mr. Cornwell wrote to DTC that "While we understand Cede's policy of not issuing omnibus proxies or participant listings to anyone other than issuers, we request only that Cede, consistent with its fiduciary obligations to its customers, issue an omnibus proxy to the issuer (Echlin)
in order to enable Echlin to conduct its review of the Demands . . . ." See
Glazer Decl., Exh. 11.

       The parties agree that the normal DTC procedure for issuing an omnibus proxy upon receipt of solicitation materials did not occur in this case. Mr. Urist of DTC explained that this was due to confusing instructions that were provided to DTC by John W. Cornwell and other representatives of D.F. King & Co., SPX's proxy solicitors. See Urist Dep. at 38-41. On March 25, 1998, acting on behalf of SPX, see Kearney Dep. at 91, Mr. Cornwell wrote to a supervisor in DTC's proxy unit to request that an omnibus proxy be issued to Echlin in connection with SPX's demand solicitation. See Glazer Decl., Exh.
11. However, as Mr. Urist explained, that letter confused the DTC employee to whom it was addressed by referring to both a "record date" and "a date on which the stockholder action is effective, ordinarily a meeting date." See id. at 1 (third paragraph).

       When Mr. Cornwell's confusing letter was brought to Mr. Urist's attention, he directed the DTC employee who received the letter "to call the man who wrote the letter to point out to him that we don't have a procedure for filing an omnibus proxy as of an effective date, and to find out what he had in mind about the effective date." Urist Dep. at 41. Such a call was made, and Mr. Urist later learned that D.F. King & Co. had promised to clear
up the confusion in a follow-up call.  Id.   The promised follow-up call never
came, however. See Urist Dep. at 41. As a direct result of the confusion caused by SPX's own proxy solicitors, and their failure to respond to an explicit request for clarification, DTC did not issue an omnibus proxy. Id.

       Mr. Cornwell of D.F. King & Co., whose firm was responsible for many of the blunders at issue in this case, again offered a slightly different recollection of D.F. King & Co.'s contacts with DTC than was provided in the testimony of Mr. Urist, a disinterested third-party witness. According to Mr. Cornwell -- again, he was not a party to the conversation -- one of his colleagues received a call from Kathy Caziarc, a clerk in DTC's proxy unit, in response to Mr. Cornwell's letter of March 25, 1998. According to Mr. Cornwell, the DTC clerk told a D.F. King & Co. employee that an omnibus proxy was not necessary. See Cornwell Dep. at 144. Based upon his twenty years of experience as a proxy solicitor, Mr. Cornwell knew that this advice was incorrect. See Cornwell Dep. at 147. Indeed, in his March 25th letter to DTC he had written that "Since most of Echlin's shares are owned of record by Cede & Co. ("Cede"), verification of the number of Demands executed will be facilitated by an omnibus proxy and participant listing for Echlin issued by Cede as of the Record Date [February 17, 1998]." See Glazer Decl., Exh. 11.

       Mr. Cornwell testified that after he learned of the DTC clerk's response to his letter, he attempted unsuccessfully to contact her once or twice, but subsequently abandoned that effort. See Cornwell Dep. at 152-55. Mr. Cornwell also testified that, although Ms. Caziarc's telephone call had caused him to question whether an omnibus proxy ever had been issued by Cede & Co., see Cornwell Dep. at 152, neither he nor anyone else from D.F. King & Co. ever tried to contact Echlin or its agents to determine whether one had been sent by Cede & Co. or received by Echlin. See Cornwell Dep. at 160-61.

F.    SPX's Delivery of Invalid Demands

       On March 24, 1998, SPX publicly announced that it had "received demands from holders of more than 27 million Echlin shares, representing over 43% of Echlin's outstanding shares, and will deliver those demands tomorrow to Echlin." See Complaint, Exh. C. On March 25, 1998, SPX delivered a package to Echlin that contained purported demands and revocations, together with a document from ADP Proxy Services entitled "ADP Client Proxy" that was dated March 24, 1998. See Glazer Decl., Exh. 10.

       Although both parties had solicited demands and revocations, respectively, from record holders appearing on Echlin's certified stockholder list as of February 17th, see Morrow Dep. at 72, 205; Cornwell Dep. at 171; Glazer Decl., Exh. 9, unrevoked demands from these record holders, including the demand submitted by Cede & Co. with respect to 714,100 shares beneficially owned by SPX on that date, constituted only a small percentage of the total of the demands submitted. See Glazer Decl., Exhs. 13, 16 [Coopers & Lybrand reports].

       The large majority of purported demands submitted by SPX on March 25, 1998 -- relating to over 26 million shares -- were submitted in the form of an "ADP Client Proxy" dated March 24, 1998. See Glazer Decl., Exh. 10. The ADP Client Proxy reflected the results of the internal tabulation that ADP Proxy Services had performed of demands and revocations by beneficial owners who held their shares through "brokers and banks" -- using a list with the (incorrect) record date of February 18th. See Giommetti Dep. at 38, 49, 71-72; see also Cornwell Dep. at 131-32. Moreover, while purporting to reflect demands from beneficial owners, the ADP Client Proxy only lists the brokerage firms and banks in whose accounts such beneficial owners hold shares. See Glazer Decl., Exh. 10. As a result, it is impossible for either Echlin or SPX to identify from the ADP Client Proxy the beneficial owners on whose behalf those brokers and banks were submitting demands. See Cornwell Dep. at 163-64.

       From the face of the ADP Client Proxy submitted to Echlin on March 25th, it was apparent that the demands reflected therein were from beneficial owners as of the wrong record date. Indeed, each and every page of the ADP Client Proxy clearly states that it is as of a "Record Date" of "2/18/98."
See Glazer Decl., Exh. 10 (all pages). Mr. Giommetti has confirmed in his deposition testimony that the reason this document reflected a record date of February 18th was that he had been asked by a representative of D.F. King & Co. to use that record date -- and not the correct date of February 17th -- as the record date for purposes of assembling a list of beneficial owners, mailing solicitation materials and, most significantly, internally tabulating the demands that were returned. See Giommetti Dep. at 26; see also id. at 77.(6)

--------------------
(6) On March 31, 1998, ADP Proxy Services supplemented its initial "ADP Client Proxy" to reflect its internal tabulation of demands that had been received since the first ADP Client Proxy had been issued. See Glazer Decl., Exh. 12; Giommetti Dep. at 43. Like the ADP Client Proxy that was dated March 24, 1998, this "Supplemental" ADP Client Proxy also clearly reflected on its face that the incorrect record date of February 18, 1998 had been used. See id. (every page).

       An additional shortcoming in the SPX submission on March 25th was that no omnibus proxy had been delivered to Echlin with respect to the almost 95% of shares held of record by Cede & Co. See Leckerling Decl. Paragraph 11. The record evidence now establishes unambiguously that SPX's proxy solicitor D.F. King & Co. was responsible for this error, first by providing, and failing to clarify, confusing instructions to DTC, see Urist Dep. at 41-42; Glazer Decl., Exh. 11 [Cornwell 3/25/98 letter]; see also Cornwell Dep. at 143-44, and then by not contacting either Cede & Co. or Echlin to ensure that an omnibus proxy had been issued, Cornwell Dep. at 138-39.

G.    The Coopers & Lybrand Report

       As Corporate Secretary of Echlin, Jon P. Leckerling was responsible under Connecticut law for tabulating the demands and revocations that had been submitted in response to the competing solicitations by SPX and Echlin. See Leckerling Dep. at 159. In order to assist him in this function, Mr. Leckerling retained the independent accounting firm of Coopers & Lybrand L.L.P. to serve as a "counter" of the materials submitted. Id. at 157, 159.

       Mr. Leckerling testified during his deposition that Coopers & Lybrand's role was to "count the demands and match those up according to the procedures with the revocations received." Id. at 159. As Secretary, Mr. Leckerling retained responsibility for the tabulation that was performed at his direction. Id. Mr. Leckerling decided upon Coopers & Lybrand because he wanted to use a national accounting firm for this tabulation function and Coopers & Lybrand was independent of both Echlin and SPX, an attribute that was not true of other Big 6 accounting firms, which were either currently advising Echlin or SPX or, in one case, affiliated with a member of the Echlin board of directors. See Leckerling Dep. at 139-41; 158-60.

       Through its Hartford office, Coopers & Lybrand accepted the engagement on "agreed upon procedures," see Leckerling Dep. at 151, a typical condition imposed by accounting firms in non-audit engagements. To satisfy the Coopers & Lybrand requirement that procedures be agreed upon, Mr. Leckerling consulted with outside counsel and Morrow & Co., the proxy solicitors that had been retained to assist Echlin in the solicitation effort, to develop the "agreed upon procedures" for the tabulation of demands and revocations. See Leckerling Dep. at 160-61.

       The procedures that ultimately were agreed upon by Mr. Leckerling and Coopers & Lybrand, labeled "Rules for the Tabulation by Coopers & Lybrand L.L.P. of Proxies for Demands and Revocations," were set forth in Attachment A to the "Independent Accountant's Report on Agreed Upon Procedures" dated April 3, 1998 that was issued by Coopers & Lybrand at the conclusion of its work. See Glazer Decl., Exh. 13. Among other things, and consistent with well-settled law, the rules of tabulation provided that only demands submitted by record holders or beneficial owners as of the record date were to be counted as valid. See C.G.S.A. Section 33-696(b) (shareholders "entitled to demand a special meeting" are determined as of the "record date," which is fixed by the signing of the first shareholder demand); see also Blasius Indus., Inc. v. Atlas Corp., 564 A.2d 651, 664 (Del. Ch. 1988) ("Voting, or the granting of consent to stockholder action, is, of course, the legal right of record holders of stock only."); Cornwell Dep. at 135-36; Morrow Dep. at 179.

       On Friday, April 3, 1998, Coopers & Lybrand issued its report. See Glazer Decl., Exh. 13. In it, Coopers & Lybrand reported that, while a number of demands that had been submitted by SPX on March 25, 1998 were valid and unrevoked (1,189,040 shares, including the 714,100 shares reflected in the February 17, 1998 letter submitted for SPX by Cede & Co.), the large majority of demands were invalid either due to the failure of SPX to deliver a Cede & Co. omnibus proxy (2,436,398 shares), or due to the fact that they were submitted from beneficial owners as of the wrong record date (as reflected in the ADP Client Proxy dated March 24, 1998), or suffered from both infirimities (30,436,591 shares). See Glazer Decl., Exh. 13 at 2-3. Based upon the Coopers & Lybrand report, Mr. Leckerling determined that, contrary to the announcement made by SPX on March 24, 1998, valid and unrevoked demands had been received with respect to less than 2% of all outstanding Echlin shares. See Leckerling Decl., Paragraph 8.

       On Monday, April 6, 1998, Echlin issued a press release reporting the results of the tabulation that had been performed by Coopers & Lybrand and Mr. Leckerling's determination. On the same day, Echlin commenced this action seeking relief based upon SPX's false and misleading statements in its March 24, 1998 press release.

H.    Events After April 6, 1998

       On April 6, 1998, in response to the filing of this action, SPX quickly issued a press release labelling the action "frivolous" and asserting its belief that a special meeting of Echlin shareholders would still have to be held by June 23, 1998. See Leckerling Decl., Exh. E. At the same time, SPX's attorneys flew into a frenzied effort to attempt to cure some of the glaring deficiencies in SPX's demand solicitation effort that were detailed in the same complaint.

       On April 7, 1998, Alex Sussman of Fried Frank, SPX's outside counsel, called Mr. Urist of DTC to find out why an omnibus proxy had not been issued to Echlin in response to SPX's request. Mr. Urist explained to Mr. Sussman the confusion that had been wrought within DTC by the March 25, 1998 letter from Mr. Cornwell of D.F. King & Co., SPX's proxy solicitors. Although SPX has taken the unsupportable position in this action that only Echlin could ask for an omnibus proxy to be issued, Mr. Sussman demanded, on behalf of SPX, that Cede & Co. issue an omnibus proxy to Echlin as of the record date of February 17th. Mr. Urist agreed to cause such an omnibus proxy to be issued. See
Urist Dep. at 37-39.

       Although Mr. Urist agreed to forward an omnibus proxy to Echlin, the package from DTC that arrived at Mr. Leckerling's office on April 9, 1998 did not include such a document and was limited to a security position listing of the holdings of Cede & Co. participants as of the February 17, 1998 record date. See Glazer Decl., Exh. 15; see Lecklerling Decl. Paragraph 11. On or before April 13, 1998, Mr. Leckerling made arrangements for Coopers & Lybrand to return to Echlin's offices for the purpose of reviewing the materials then available, which by that time included the "Supplemental" ADP Client Proxy dated March 31, 1998, additional demands and revocations, and the Cede & Co. security position listing. See Leckerling Decl., Paragraph 11. On April 15, 1998, Coopers & Lybrand issued its second report, reporting that the results of its tabulation had not significantly changed as a result of the new materials. See Glazer Decl., Exh. 16.

       DTC was not the only third party that received an excited telephone call from SPX's advisors that week, however. Around the same time as the call to Mr. Urist, Mr. Giommetti of ADP Proxy Services received a conference call from Tom Long of D.F. King & Co., together with SPX attorneys. Mr. Giommetti was not available for that call, but was informed by Tom Long in a subsequent conversation that the subject of the conference call was to have been a "discrepancy with the record date." See Giommetti Dep. at 48-50. Despite this conversation, in which Mr. Long admitted that he had given a faulty instruction, no one from SPX has ever asked Mr. Giommetti to take any steps to correct this admitted "discrepancy." See id. at 50-51; see also Cornwell Dep. at 83-84.

       On April 14, 1998, Mr. Sussman of Fried Frank again called Mr. Urist of DTC to report that Echlin still had not received an omnibus proxy. See Urist Dep. at 46-47. At Mr. Sussman's urging, Mr. Urist agreed to arrange for Cede & Co. to issue to Echlin a "duplicate" omnibus proxy and security position listing as of the record date of February 17, 1998. Id. Although stamped "duplicate," this was the first omnibus proxy that Mr. Leckerling received from Cede & Co., and it arrived on April 16, 1998, see Leckerling Dep. at 230; Glazer Decl., Exh. 15. While the delivery of the omnibus proxy on April 16th makes it possible for Echlin to determine that demands with respect to up to 2,586,947 shares are valid as of April 16, 1998, see Glazer Decl., Exh. 16 at 3 [Coopers & Lybrand 4/15/98 report], even with the receipt of the omnibus proxy Echlin has received demands from less than 6% of Echlin's outstanding shares, far below the 35% required to call a special meeting of shareholders under Connecticut law. Most significantly, the invalidity of the purported demands reflected in the two ADP Client Proxies, which both clearly show that a record date of February 18th was used instead of the correct record date of February 17th that is reflected in the Cede & Co. omnibus proxy, is wholly unaffected by the belated delivery of the omnibus proxy. See id.


                                 ARGUMENT

                 SPX'S MOTION FOR A PRELIMINARY INJUNCTION
                SHOULD BE DENIED AND COUNTS I, II AND IV OF
                  SPX'S COUNTERCLAIMS SHOULD BE DISMISSED

       As a matter of fact and of law, SPX has failed to carry its burden to establish grounds for the issuance of a preliminary injunction, and that motion therefore should be denied. In addition, Counts I, II and IV of SPX's counterclaims should be dismissed for failure to state a claim upon which relief can be granted and for lack of subject matter jurisdiction.

       In the Second Circuit, a party seeking a preliminary injunction must establish "(1) irreparable harm and (2) either (a) a likelihood of success on the merits, or (b) sufficiently serious questions going to the merits of its claims to make them fair ground for litigation, plus a balance of the hardships tipping decidedly in favor of the moving party." ICN Pharmaceuticals, Inc. v. Khan, 2 F.3d 484, 490 (2d Cir. 1993); Jackson Dairy, Inc. v. Hood, 596 F.2d 70, 72 (2d Cir. 1979). SPX has not met this burden on several grounds.


                                    I.

                  NO LIKELIHOOD OF SUCCESS ON THE MERITS

       SPX has not -- as it cannot -- established a likelihood of success on the merits of its claims. To the contrary, the record evidence clearly establishes that the large majority of purported demands that were submitted to Echlin in response to SPX's demand solicitation reflected, on their face, an incorrect record date, and those demands properly were not counted as a matter of Connecticut law. See C.G.S.A. Section Section 33-696(b), 33-708(c); Von Seldeneck v. Great Country Bank, No. CV89029886S, 1990 WL 283729 (Conn. Super. Oct. 5, 1990). Not only does SPX entirely ignore this body of law in its motion, it instead relies upon wholly inapposite decisions involving alleged breaches of individual directors' fiduciaries duties, which have no bearing in this case.

A.    The "Client Proxies" Submitted By ADP Proxy Services
      Were Invalid on Their Face

       Section 33-696 of the Connecticut Business Corporation Act governs the procedure for calling a special meeting of shareholders of a Connecticut corporation. That section expressly directs that the "shareholders entitled to demand a special meeting" are to be determined as of a "record date," which is the date on which "the first shareholder signs the demand." C.G.S.A.
Section 33-696(b). In this case, both parties agree that the record date is February 17, 1998, the date that Cede & Co. signed a demand on behalf of 714,100 Echlin shares beneficially owned by SPX. See Glazer Decl., Exh. 7 [Cede & Co. demand]; see also Kearney Dep. at 85.

       In addition to the express stautory requirement of Section 33-696(b) that demands for a special meeting be counted only from shareholders as of the "record date," the central importance of the record date was recognized in Blasius Indus., Inc. v. Atlas Corp., 564 A.2d 651 (Del. 1988), a case cited by SPX. In Blasius, the Delaware Chancery Court held that "[v]oting, or the granting of consent to stockholder action, is, of course, the legal right of record holders of stock only." Id. at 654 (emphasis added).

       Under Section 33-708(c) of the Connecticut Business Corporation Act, a Connecticut corporation "is entitled to reject a vote, waiver or proxy appointment if the secretary or other officer or agent authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about . . . the signatory's authority to sign for the shareholder." C.G.S.A. Section 33-708(c). In this case, Echlin's Secretary Jon P. Leckerling had far more than a "reasonable basis for doubt" about the validity of the purported demands reflected in the two ADP Client Proxies. Indeed, those documents showed, on their face, that the purported demands they reflected were from beneficial owners of Echlin shares as of an incorrect record date, February 18th, see Glazer Decl., Exhs. 10, 12, and under Section 33-696(b), those demands could not be counted in determining whether sufficient demands had been delivered to call a special meeting of shareholders, see C.G.S.A. Section 33-696(b).(7)

--------------------
       (7) Although John W. Cornwell, SPX's principal proxy solicitor at D.F. King & Co., now contends that the record date on ADP Client Proxies is "extraneous" material that should be disregarded in tabulating demands, that contention is belied by his prior sworn testimony in a similar situation, in which he stated that the record date has "A great deal of significance. It's the date for determining the stockholders entitled to notice of and to vote at meetings of shareholders. . . . it determines the list, the Inspectors' Bible, so to speak, to determine whether votes are entitled to be cast, and [are] in fact cast." See Cornwell Dep. at 135-36.

       Under Connecticut law, the permissible inquiry into the validity of the purported demands reflected in the two ADP Client Proxies ended there. See Von Seldeneck v. Great Country Bank, No. CV89029886S, 1990 WL 283729 (Conn. Super. Oct. 5, 1990). Great Country directs that the validity of purported demands or proxies is to be determined from the face of the instruments themselves and from the regularly maintained books and records of the corporation, and that when confronted by a proxy that appears to be invalid on its face, "the inspectors cannot seek extrinsic evidence to determine the
intent of the beneficial owners or correct mistakes."   Id., 1990 WL 283728 at
*5.  To the contrary, the Great Country court concluded,

            [t]he policy favoring correction of mistake must be limited to corrections that can be made from the face of the proxy itself or from the regular books and records of the corporation. The acceptance and consideration of extrinsic evidence for this purpose, especially when questioned and controverted . . . , improperly take the inspectors over the line from the realm of the ministerial to that of the quasi-judicial.

Id., 1990 WL 283729 at *6 (quoting and adopting similar holding in Blasius Indus., Inc. v. Atlas Corp., 564 A.2d 651 (Del. Ch. 1988)).(8)

--------------------
       (8) As indicated by the Great Country court's citation of Blasius, the courts of Delaware have long recognized the same rule. See, e.g., Preston v. Allison, 650 A.2d 646, 648-49 (Del. 1994); Williams v. Sterling Oil of Oklahoma, Inc., 273 A.2d 264, 265-66 (Del. 1971); Mainiero v. Microbyx Corp., 699 A.2d 320, 323 (Del. Ch. 1997); Concord Fin. Group Inc. v. Tri-State Motor Transit Co., 567 A.2d 1, 12-13 (Del. Ch. 1989).

       Adherence to this bright-line standard is especially important in a contest for corporate control. See Microbyx Corp., 699 A.2d at 325 ("in the context of a highly acrimonious and contentious contest for control, it is all the more important to ensure the game is played by the rules."). In such circumstances, "the possibility of illegal or unauthorized execution is greatly increased, and a more cautious attitude should therefore be adopted." See C.G.S.A. Section 33-708, M.B.C.A. Official Comment No. 3. Indeed, an express purpose for the rule applied in the Great Country decision is to avoid converting "every close proxy fight into protracted and costly litigation." Great Country, 1990 WL 283729 at *6.

       SPX's charges of shareholder disenfranchisement are fundamentally flawed for many reasons, including that, as recognized by the courts of both Delaware and Connecticut, "the beneficial stockholder who 'chooses to register his shares in the name of a nominee, . . . takes the risk attendant upon such an arrangement.'" Preston v. Allison, 650 A.2d 646, 649 (Del. 1994) (quoting American Hardware Corp. v. Savage Arms Corp., 136 A.2d 690, 692 (Del. 1957)). Courts place the burden of such risks upon beneficial owners, among other reasons, because "[b]eneficial owners could have avoided th[e] mistake by obtaining legal proxies to vote their own shares." Great Country, 1990 WL 283729 at *8; see Kresel v. Goldberg, 111 Conn. 475, 150 A. 693 (1930).

       In its motion papers, SPX does not mention, much less attempt to distinguish, these controlling principles of Connecticut law, an omission that reflects an appalling lack of candor to this Court. To the contrary, SPX contends that Echlin, and this Court, should look behind these facially invalid demands to determine whether SPX's own flagrant error in instructing ADP Proxy Services to use the wrong record date -- February 18th rather than February 17th, see Giommetti Dep. at 26, 77 -- resulted in voting by the wrong beneficial owners. Such an inquiry is prohibited as a matter of law. See Great Country, 1990 WL 283729 at *5-6; Preston v. Allison, 650 A.2d 646, 649
n.3 (Del. 1994) (court, like corporation, is barred from considering extrinsic evidence to determine validity of proxies).

       In any event, beyond the admitted fact that ADP Proxy Services used the wrong record date of February 18th, see Giommetti Dep. at 26, 77, such a determination is impossible given that, as SPX admits, the ADP Proxy Services list of beneficial owners was "gathered confidentially from its member firms," SPX Mem. at 15, and that "both Echlin and SPX do not know the identity of these shareholders," SPX Mem. at 13. SPX's attempt to reconcile the ADP Proxy Services list of demands and revocations from financial institutions as of February 18th to the Cede & Co. participant list as of February 17th completely ignores this essential problem. The number of demands submitted by DTC participants and the number of shares reflected for those institutions in the reports issued by ADP Proxy Services and DTC shed absolutely no light on the question of which beneficial owners -- i.e. the customers of DTC participants for whom those institutions were submitting demands and revocations -- submitted demands or on the question of whether the identities or voting rights of those ultimate beneficial owners changed between February 17th and February 18th.(9) Indeed, SPX, Echlin and this Court have no way of making that determination. See Urist Dep. at 11 (names of beneficial owners of shares held of record by Cede & Co. do not appear on books and records of issuing company), id. at 23 (DTC itself does not know identity of beneficial owners); Cornwell Dep. at 163-64 (ADP and Cede participant listings do not identify beneficial owners).

--------------------
       (9) Moreover, the demands reflected in the ADP Client Proxy with a record date of February 18th suffer an additional infirmity -- no omnibus proxy has been issued from Cede & Co. as of that date, and none will be because the undisputed record date is February 17th. See Urist Dep. at 26 (Cede & Co. omnibus proxy issued "when there is a record date to determine which shareholders have the right to vote").

       Recognizing this fact, SPX desperately advances its view that there is "virtually no difference" between the population and holdings of beneficial owners of Echlin shares on February 17th and on February 18th, contending (based upon purported records of trading on the New York Stock Exchange) that "Demands from fewer than 200,000 street name shares, constituting little more than 0.3% of Echlin's stock, might have been of record on February 18, but not the day before." SPX Mem. at 15 (emphasis added). The tentative language in this assertion is appropriate, considering that the facts now in the record establish this figure to be little more than a wild guess that cannot be substantiated. To begin with, Mr. Cornwell, who signed the affidavit drafted by SPX's lawyers upon which this baseless assertion was made, see Cornwell Dep. at 35, testified during his deposition that he was "not an expert on, you know, trading records of the New York Stock Exchange," see Cornwell Dep. at
102. He also admitted that those trading records he was purportedly relying upon would shed no light whatsoever on changes in beneficial ownership of, or voting arrangements affecting, Echlin shares occurring between February 17th and February 18th as the result of:

       (1) trading in Echlin shares on the London Stock Exchange, on which Echlin shares are listed, id. at 116; see Morrow Dep. at 116-17

       (2) direct trading between non-broker-dealer entities, such as a trade between IBM and Sears, Cornwell Dep. at 116;

       (3) trading among funds within a mutual fund family or between mutual fund families, Cornwell Dep. at 116-17; Morrow Dep. at 117;

       (4) borrowing of Echlin shares, such as occurs when shares are sold short, Cornwell Dep. at 119; Morrow Dep. at 117; or

       (5) changes in voting arrangements between brokerage firms and their customers, Cornwell Dep. at 121-23.

       During Mr. Morrow's deposition, SPX's attorneys identified a sixth way that changes could occur without being reflected in those records -- by a beneficial owner changing accounts between broker-dealers. See Morrow Dep. at
120. There is only one way to be sure that all such changes in the ownership and voting rights of a corporation's stock are taken into account -- to limit the vote to the record holders and beneficial owners of that stock as of the record date, as Section 33-696(b) mandates.

       In sum, SPX is asking this Court to compel a meeting of Echlin shareholders -- despite the fact that substantially fewer than the requisite 35% of Echlin shareholders have submitted valid demands -- based purely on SPX's say-so which, in turn, is wholly without foundation and is, as demonstrated by the facts adduced during discovery, simply wrong. Even if the Court were permitted to entertain such an argument as a matter of law (which, as discussed, is not the case), SPX's motion would have to be denied on this ground alone.

       Instead of discussing the case law regarding validity of proxies that is implicated by SPX's errors in this case, SPX attempts to rely on decisions involving the adoption by boards of directors of various takeover defenses, all of which are entirely inapposite to the facts at issue in this action. In Blasius Industries, Inc. v. Atlas Corporation, the decision upon which SPX principally bases its flawed legal argument, the Delaware Chancery Court found that the adoption of an emergency amendment to a corporation's by-laws to add two new directors, in the face of a threat by an insurgent shareholder, was an invalid use of the corporate machinery for the purpose of "foreclosing effective shareholder action."(10) Blasius, 564 A.2d 651, 663 (Del Ch. 1988); see also International Banknote Co., Inc. v. Muller, 713 F. Supp. 612, 622-26 (S.D.N.Y. 1989) (enjoining recently enacted by-law requiring 45 days notice of insurgent slate of nominees).

--------------------
       (10) Ironically, in the second half of the Blasius decision, involving the counting of votes in a subsequent consent solicitation, the Delaware Chancery Court strictly applied the "face of the proxy" rule in a discussion that was expressly adopted as Connecticut law by the Great Country court. For some reason, SPX fails to mention this second, relevant part of the Blasius decision.

       Unlike the facts at issue in the first half of Blasius and in the other decisions relied upon by SPX, there has been no by-law or charter amendment in this case, nor has the Echlin board of directors adopted any other corporate defensive measure, such as advancing or postponing the date of an annual meeting, see Shoen v. Amerco, 885 F. Supp. 1332 (D. Nev. 1994); ER Holdings, Inc. v. Norton Co., 735 F. Supp. 1094 (D. Mass. 1990); Schnell v. Chris-
Craft Indus. Inc., 285 A.2d 437 (Del. 1971); Aprahamian v. HBO & Co., 531 A.2d 1204, 1208 (Del. Ch. 1987), issuing stock to a newly created subsidiary and employee benefit plan, see Norlin Corp. v. Rooney, Pace Inc., 744 F.2d 255 (2d Cir. 1984), announcing a restructuring into three corporations with staggered boards of directors, see Hilton Hotels Corp. v. ITT Corp., 978 F. Supp. 1342 (D. Nev. 1997), aff'd mem., 116 F.3d 1485 (9th Cir. 1997), or commencing a share repurchase program, Unitrin, Inc. v. American General Corp., 651 A.2d 1361 (Del. 1995).

       Indeed, there has been absolutely no change to the Echlin "corporate machinery," much less any change that would "foreclos[e] effective shareholder action." To the contrary, if valid demands of 35% of Echlin shareholders are ever delivered, a special meeting will be held within the timeframe contemplated under Connecticut law. As discussed above, however, that has not happened in this case, a fact that is solely the result of the flawed solicitation effort conducted by SPX and the mistakes of its advisors and is not attributable to any conduct of Echlin or its officers or directors.

       For all of these reasons, it is abundantly clear that SPX cannot prevail on its contention -- much less establish a likelihood of success on the merits -- that valid demands of more than 35% of Echlin shareholders were delivered. As a result, SPX's motion for a preliminary injunction directing a special meeting to be called and requiring Echlin to correct public statements that are in fact true must be denied.

B. Count II of SPX's Counterclaims -- For Breach of Fiduciary Duties -- Must Be Dismissed

       SPX's reliance on the foregoing decisions involving alleged breaches of a board of directors' fiduciary duties is further misplaced because SPX has failed to state a claim for "breach of the fiduciary duties of Echlin's managment and board" upon which relief can be granted, and that count should be dismissed pursuant to Federal Rule of Civil Procedure 12(c). See SPX Answer and Counterclaims, Paragraph Paragraph 102-107.(11)

--------------------
       (11) Pursuant to Federal Rule 12(c), "[a] court may enter a judgment on the pleadings where the material facts are undisputed and a judgment on the merits is possible merely by considering the pleadings' contents." Romanella v. Hayward, 933 F. Supp. 163, 165 (D. Conn. 1996), aff'd, 114 F.3d 15 (2d Cir. 1997). A court considering a motion to dismiss under Federal Rule 12(c) applies the same standard as that applicable to a motion to dismiss under Federal Rule 12(b)(6) -- that is, it "accept[s] the allegations contained in the complaint as true, and draw[s] all reasonable inferences in favor of the non-movant." Sheppard v. Beerman, 18 F.3d 147, 150 (2d Cir. 1994).

       Although Count II of the Counterclaims is ostensibly based upon an alleged breach of fiduciary duty by Echlin's "board" and "management," SPX has chosen not to name a single Echlin director or officer as a defendant on this claim, naming instead only Echlin. It is clear as a matter of law, however, that "[t]he corporation itself owes no fiduciary duties to shareholders independently from its agents, and the corporation itself is not liable for a breach of fiduciary duties by its directors." Emerald Partners v. Berlin, C.A. No. 9700, 1995 WL 600881 at *8 (Del. Ch. Sept. 22, 1995). Moreover, a
corporation cannot be held vicariously liable for its directors' alleged breach of fiduciary duty. Such a rule "'would be flatly inconsistent with the rationale for vicarious liability since it would shift the cost of the directors' breach from the directors to the corporation and hence to the shareholders." Arnold v. Society for Savings Bancorp, Inc., 678 A.2d 533, 540 & n.16 (Del. 1996) (quoting Radol v. Thomas, 772 F.2d 244, 258-59 (6th Cir.
1985)) (collecting cases); see also CRTF Corp. v. Federated Dept. Stores, Inc., 683 F. Supp. 422, 426-27 (S.D.N.Y. 1988) (derivative suit must name at least one director as defendant).

       In addition to this legal defect, SPX's Answer and Counterclaims are devoid of any allegation of individual wrongdoing by any identified officer or director. Even under the liberal pleading requirements of the Federal Rules, therefore, Count II of SPX's Counterclaims for breach of fiduciary duty should be dismissed.(12)

--------------------
       (12) Moreover, under the Connecticut Business Corporation Act, SPX would not prevail on such a claim even if it had been properly asserted.
Section 33-708(d) provides that "[t]he corporation and its officer or agent who accepts or rejects a vote, consent, waiver or proxy appointment in good faith and in accordance with the standards of this section are not liable in damages to the shareholder for the consequences of the acceptance or rejection. C.G.S.A. Section 33-708(d).


                                    II.

                    LACK OF SUBJECT MATTER JURISDICTION

       To the extent that SPX seeks this Court's intervention to direct that a special meeting of Echlin shareholders be called, the motion should be denied and Counts I and IV of SPX's counterclaims should be dismissed, for lack of subject matter jurisdiction. See Fed. R. Civ. P. 12(h)(3) ("[w]henever it appears by suggestion of the parties or otherwise that the court lacks jurisdiction of the subject matter, the court shall dismiss the action").

       Section 3-697 of the Connecticut Business Corporation Act vests jurisdiction over disputes concerning the calling of a special meeting of shareholders of a Connecticut domestic corporation exclusively in the state courts of Connecticut. That section expressly provides that such proceedings are to be brought in the "superior court for the judicial district where a corporation's principal office . . . is located." C.G.S.A. Section
33-697(a); see also C.G.S.A. Section 33-697, M.B.C.A. Official Comment No. 1. Several courts have held that federal courts do not have subject matter jurisdiction in such circumstances. See Friedman v. Revenue Mgmt. of New York, Inc., 839 F. Supp. 203, 205 (S.D.N.Y. 1993), aff'd on other grounds, 38 F.3d 668 (2d Cir. 1994); Codos v. National Diagnostic Corp., 711 F. Supp. 75, 78 (E.D.N.Y. 1989); Alkire v. Interstate Theatres Corp., 379 F. Supp. 1210, 1214 (D. Mass. 1974); but see In re English Seafood (USA) Inc., 743 F. Supp. 281, 287-88 (D. Del. 1990) (where state law creates substantive right, federal court in diversity case has the general equitable power to protect and enforce such a right).(13) In Friedman v. Revenue Management of New York, Inc., the Second Circuit declined to resolve this split of authority but affirmed the district court's decision dismissing a state law claim for dissolution of a corporation under the abstention doctrine articulated in Burford v. Sun Oil Co., 319 U.S. 315, 332 (1943). See 38 F.3d 668, 670 (2d Cir. 1994).

--------------------
       (13)Even the reasoning of English Seafood extends only to actions in which the federal court's original jurisdiction is premised upon diversity of citizenship under 28 U.S.C. Section 1332. See English Seafood, 743 F. Supp. at 287-88 (discussing Erie R. Co. v. Tomkins, 304 U.S. 64 (1938)). In this case, SPX attempts to invoke this Court's diversity jurisdiction (in addition to federal question and supplemental jurisdiction) but makes no allegation satisfying the requisite amount in controversy, $75,000. See Answer and Counterclaims Paragraph 60.

       "It has long been accepted practice for the federal courts to relinquish their jurisdiction in favor of the state courts, where its exercise would involve control or interference with the internal affairs of a domestic corporation of the state." Pennsylvania v. Williams, 294 U.S. 176, 185
(1935). The Second Circuit reaffirmed this principal in Friedman. In that case, the district court dismissed a dissolution proceeding under New York law for lack of subject matter jurisdiction or, in the alternative, abstained from exercising jurisdiction under Burford. On appeal, the Second Circuit observed that a "federal court may abstain from hearing a case or claim over which it has jurisdiction to avoid needless disruption of state efforts to establish coherent policy in an area of comprehensive state regulation." Friedman, 38 F.3d at 671 (citing Burford). Recognizing that New York had a "strong interest" in the "uniform development and interpretation of the statutory scheme regarding corporations," the Second Circuit held that Burford abstention was warranted to avoid "needless interference with New York's regulatory scheme governing its corporations." Id..

       The Second Circuit's reasoning in Friedman applies with equal force in this case, and, even if subject matter jurisdiction were found to exist, this Court should nevertheless abstain from exercising subject matter jurisdiction over SPX's motion and its counterclaims to the extent that SPX seeks this Court to direct that a special meeting of shareholders be called.(14) As in Friedman, the claims at issue here implicate issues of internal corporate governance traditionally left for decision by the state courts, meriting Burford abstention. SPX seeks this Court's intervention in a dispute about whether a special meeting of Echlin shareholders should be held under the Connecticut Business Corporation Act. In specifying the state courts of Connecticut as the forum for such disputes, the Connecticut legislature has demonstrated its strong preference that its state courts develop and apply a uniform "interpretation of the statutory scheme regarding corporations." Friedman, 38 F.3d at 671. Moreover, such abstention is warranted here even if this Court retains jurisdiction over SPX's single (meritless) federal claim, for allegedly false statements under the proxy rules. See Langner v. Brown, 913 F. Supp. 260, 270-71 (S.D.N.Y. 1996) (applying Friedman to dismiss one count of a multi-count complaint). Counts I and IV of SPX's counterclaims should be dismissed for lack of subject matter jurisdiction, or this Court should abstain from exercising such jurisdiction.

--------------------
       (14) An alternative framework for such an analysis is provided under 28 U.S.C. Section 1367, the section of the Judicial Code governing the supplemental jurisdiction of the federal courts. Under Section 1367(c), this Court may decline supplemental jurisdiction over a claim if "(1) the claim raises a novel or complex issue of State law," or "(2) the claim substantially predominates over the claim or claims over which the district court has original jurisdiction." 28 U.S.C. Section 1367(c)
(1998); see Itar-Tass Russian News Agency v. Russian Kurier, Inc., ___ F.3d ___, 1998 WL 153011 (2d Cir. Apr. 3, 1998) (discussing standards for dismissal under Section 1367(c)).


                                   III.

                            NO IRREPARABLE HARM

       SPX's assertions of irreparable harm cannot be credited, and its motion must also be denied on this ground. Echlin has erected no impediment to prevent or hinder SPX or any other Echlin shareholder from soliciting and submitting valid demands for the purpose of calling a special meeting of Echlin shareholders in accordance with the clear requirements of Connecticut law. As a result, the only possible harm -- far from irreparable -- that is at issue in this case is mere delay to SPX. Such delay is the direct result of the actions of SPX and its advisors in conducting a fundamentally flawed demand solicitation effort, and is not attributable to any action of Echlin, its directors or its officers. In this regard, the record demonstrates the following facts:

       o Despite receiving advice from D.F King & Co. that ADP Proxy Services required prior notification of a record date, SPX decided, at the advice of its outside counsel, not to give such notice, Cornwell Dep. at 70-72;

       o After SPX had established February 17, 1998 as the record date for the submission of demands, D.F. King & Co. called ADP Proxy Services and erroneously instructed that firm to establish a record date in its system of February 18th, see Giommetti Dep. at 26, 77;

       o No one from D.F. King & Co. or any other SPX representative ever called ADP Proxy Services to instruct ADP to correct the list of beneficial owners it was using from February 18th to February 17th, see Cornwell Dep. at 81-84, even though D.F. King & Co. was aware that a procedure for such a correction was available, id. at 86;

       o As a result of D.F. King & Co.'s erroneous and uncorrected instructions, ADP Proxy Services obtained and compiled demands from beneficial owners of Echlin shares as of the wrong date -- February 18th, see Giommetti Dep. at 26-27,
            49; see also Glazer Decl., Exhs. 10, 12 [ADP Client Proxies];

       o Even after SPX became fully aware of this monumental error resulting from its faulty instructions, no representative of SPX made any effort to correct it, see Giommetti Dep. at 48-52, Cornwell Dep. at 81-84;

       o    In addition to the problems it caused with ADP Proxy
            Services, the confusion sown at DTC regarding the issuance of an omnibus proxy resulted solely from confusing instructions provided to DTC by D.F. King & Co., SPX's proxy solicitors, see Urist Dep. at 41;

       o Although they were aware of the confusion at DTC and doubted that an omnibus proxy had in fact been issued, SPX and D.F. King & Co. failed to return phone calls and did not pursue the issue with either DTC or Echlin until after this action had been commenced, see Cornwell Dep. at 152-55, 160-61.

       In short, the record unequivocally establishes that SPX's current predicament is of its own making. As Judge Patterson held in similar circumstances, to grant SPX's motion based on harm caused by its own actions "would unduly reward [SPX] and eviscerate the requirement of irreparable harm." First African Trust Bank Ltd. v. Bankers Trust Co., No. 92 Civ. 4900
(RPP), 1992 WL 276833 (S.D.N.Y. Sept. 28, 1992).


                                    IV.

                           BALANCE OF HARDSHIPS

       Finally, contrary to SPX's contentions, the balance of hardships clearly weighs in favor of Echlin and its shareholders as of the February 17th record date and decidedly tips against granting SPX's motion.

       If SPX's request that this Court call a special meeting of Echlin shareholders is granted, Echlin will be forced to call such a meeting -- a special meeting that Echlin's board of directors has determined is not in the best interests of the corporation or its shareholders at this time -- based upon demands from the wrong population of purported beneficial owners of Echlin shares. Such a result in circumstances such as those presented here -- in which valid demands from 35% of Echlin shareholders as of the record date have not be submitted -- would be contrary to Connecticut law and would truly disenfranchise the population of Echlin shareholders entitled to vote on the question under Connecticut law. See C.G.S.A. Section 33-696(b).

       In comparison, SPX faces little harm if its motion is denied. At worst, SPX would need to cure -- or attempt to cure -- the glaring errors in its previous solicitation effort by issuing corrective disclosure and seeking demands from the correct set of Echlin beneficial owners who are truly entitled to vote. As previously discussed, Echlin has erected no barrier to prevent that from occurring. Thus, the only hardship that SPX will face if its motion is denied is the delay occasioned by SPX's own blunders, a delay that arises only because SPX has consciously chosen not to attempt to fix those mistakes. A party seeking equity must do equity. See 11A Charles A. Wright, et al., Federal Practice and Procedure, Section 2946 (1995). This Court's equity powers should not be invoked merely to assist a party that refuses to admit it has made mistakes.


                                  CONCLUSION
       For all of the foregoing reasons, SPX's motion for a preliminary injunction should be denied and Counts I, II and IV of SPX's Counterclaims should be dismissed.

Dated: New York, New York
       May 4, 1998

                                               DAVIS POLK & WARDWELL



                                               By: ___________________________
                                                   Dennis E. Glazer
                                                   Federal Bar No. CT 02919

                                               450 Lexington Avenue
                                               New York, New York 10017
                                               (212) 450-4000
Of Counsel:

Kenneth M. Bernstein                                   - and -
John J. Clarke, Jr.
Rebecca L. Winters
                                               TYLER COOPER & ALCORN, LLP
                                               Ronald J. Cohen
                                               Federal Bar No. CT 04158
                                               David W. Schneider
                                               Federal Bar No. CT 04159
                                               205 Church Street
                                               New Haven, Connecticut 06510
                                               (203) 784-8200


                                               Attorneys for Echlin Inc.


                          CERTIFICATE OF SERVICE

       The undersigned, one of the attorneys for plaintiff and counterclaim defendant Echlin Inc. in this action, certifies that on May 4, 1998, he caused to be served a copy of the foregoing Memorandum in Opposition to SPX's Motion for Preliminary Injunction and in Support of Echlin's Motion to Dismiss Counts I, II and IV of SPX's Counterclaims, by first-class mail, postage prepaid, upon Alexander R. Sussman, Esq., Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, and Stefan R. Underhill, Esq., Day, Berry & Howard, One Canterbury Green, Stamford, Connecticut 06901-2047. A courtesy copy will be provided to Mr. Sussman pursuant to the parties arrangement to exchange papers this afternoon.



                                               _______________________________
                                               One of the Attorneys for
                                               Echlin Inc.